EXECUTION COPY
                       STOCK PURCHASE AGREEMENT

     AGREEMENT, dated March 25, 1998, between DOVER DOWNS ENTERTAINMENT, INC., a Delaware corporation ("Purchaser"), and MIDWEST FACILITY INVESTMENTS, INC., a Florida corporation ("Seller").

     WHEREAS, Seller desires to sell to Purchaser Three Hundred Forty Thousand (340,000) shares (the "Shares"), no par value, of Grand Prix Association of Long Beach, Inc. (the "Company"); and

     WHEREAS, Purchaser desires to acquire the Shares pursuant to the terms and conditions hereof;

     NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

     1.   SALE OF SHARES; CLOSING

     1.1.  Issuance and Delivery of Shares.  At the Closing referred to in
Section 1.3, Seller shall sell the Shares to Purchaser, free and clear of all liens and encumbrances, by delivering to Purchaser a certificate or certificates registered in the name of Seller representing the Shares (the "Certificates"), duly endorsed for transfer to Purchaser.

     1.2. Consideration. In consideration for the aforesaid sale and delivery of Shares, Purchaser will pay (the "Purchase Price") to Seller at the Closing by wire transfer the amount of Five Million Two Hundred Seventy Thousand and 00/100 Dollars ($5,270,000.00), representing Fifteen and 50/100 Dollars ($15.50) per Share, representing the closing price of the common stock of Company on NASDAQ on March 19, 1998.

     1.3.  Closing.  The closing of the transaction provided for in this
Section 1 (the "Closing") shall take place at the offices of Purchaser, 2200 Concord Pike, Wilmington, Delaware 19803, or such other place as the parties may agree, on or before the tenth business day following execution hereof or
such other later date as the parties may agree.   Purchaser's attorney, Klaus
M. Belohoubek, Esquire, has agreed to hold the Certificates in escrow and not to release them to Purchaser until the conditions to Closing are satisfied or waived and the wire transfer of the Purchase Price is confirmed by Seller. As a condition to Closing for either party, Purchaser shall, on the date of Closing, enter into an Agreement and Plan of Merger with Company (the "Merger Agreement") pursuant to which Company shall, subject to regulatory and shareholder approvals, become a wholly-owned subsidiary of Purchaser. Seller is a party to a certain right of first refusal agreement dated August 8, 1997 between and among various shareholders of the Company (the "ROFR Agreement"). As a further condition to Closing for either party, the rights of such other shareholders under the ROFR Agreement shall have expired, been terminated or waived in a manner reasonably acceptable to Seller.

     2.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants as follows:

     2.1. Organization and Good Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2.2. Authority. Purchaser has the legal right and power to enter into this Agreement and to carry out the transactions herein contemplated.

     2.3. Authorization, Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser, and this Agreement has been duly executed and delivered by Purchaser.

     2.4. Legal, Valid and Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of Purchaser.

     2.5. No Violation of Other Agreements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser does not violate any provisions of the organizational documents of Purchaser and does not violate any provision of, or constitute a default under, or constitute a default upon notice or lapse of time or both under, or result in the acceleration of any obligation under, or cause a termination under, any contract, agreement, guaranty, lease, lien, indenture, loan or credit agreement, promissory note, obligation, statute, rule, regulation or judgment to which Purchaser is a party or by which Purchaser or the property or business of Purchaser is bound or affected or to which it is subject.

     2.6. Governmental Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser does not require any governmental approval other than filing Form 3 and Schedule 13-D under the Exchange Act.

     2.7. Investment Representation. The Shares being acquired by Purchaser pursuant to this Agreement are being acquired for its own account for investment and not with a view toward the distribution thereof in violation of the Securities Act, and any future dispositions of such Shares by Purchaser will be made in accordance with said Securities Act and the applicable rules and regulations promulgated thereunder.

     3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants as follows:

     3.1. Organization and Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Florida.

     3.2. Authority. Seller has the legal right and power to enter into this Agreement and to carry out the transactions herein contemplated.

     3.3. Authorization, Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Seller, and this Agreement has been duly executed and delivered by Seller.

     3.4. Legal, Valid and Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of Seller.

     3.5. No Violation of Other Agreements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller does not violate any provisions of the organizational documents of Seller and does not violate any provision of, or constitute a default under, or constitute a default upon notice or lapse of time or both under, or result in the acceleration of any obligation under, or cause a termination under, any contract, agreement, guaranty, lease, lien, indenture, loan or credit agreement, promissory note, obligation, statute, rule, regulation or judgment to which Seller is a party or by which Seller or the property or business of Seller is bound or affected or to which it is subject, excluding only the ROFR Agreement referred to in Section 1.3 hereto.

     3.6. Governmental Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller does not require any governmental approval.

4.  BROKERS

     Purchaser and Seller represent to each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and Seller and their respective representatives without the intervention of any person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment to any person.
5.  PUBLICITY

     Except as required by law, neither of the parties hereto nor any of their affiliates shall issue or make any public release or announcement concerning this Agreement or the transactions contemplated hereby prior to the announcement by Company and Purchaser of the execution and delivery of the Merger Agreement. In addition, each party shall use its reasonable best efforts to first consult in advance with the other party concerning the content of any required public release or announcement relating to this Agreement.

6.  INDEMNITY

     Each of the Purchaser and the Seller hereby agrees to indemnify and hold harmless the other and the other's officers, directors and agents, and their respective successors and assigns, from against, and in respect of any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges, fines or expenses, including without limitation attorney's fees and expenses, arising out of or relating to any breach by such indemnifying party of any representation, warranty, covenant or agreement made in this Agreement. The party (the "Indemnitor") indemnifying the other (the "Indemnitee") shall give the Indemnitee prompt notice of a claim which is the subject of indemnification and the Indemnitee shall not settle any claim without the prior approval of the Indemnitor, which shall not be unreasonably withheld. The Indemnitee shall have the right, at its sole cost and expense, to designate counsel of its own choice to join in the defense of any action. Such right to indemnification shall be in addition to any and all other rights of the parties under this Agreement or otherwise, at law or in equity.

7.  STANDSTILL

     While the Agreement and Plan of Merger referenced in Section 1.3 remains in effect and while Purchaser retains ownership of at least eighty percent (80%) of the Shares purchased from Seller pursuant to this Agreement, for a one (1) year period from the date hereof, Seller and its affiliates, including without limitation, Seller's parent corporation International Speedway Corporation, will not directly or indirectly, without the express permission of Purchaser's Board of Directors, (A) purchase or offer to purchase any of the Company's equity securities (or securities convertible into the Company's equity securities), or (B) conduct a "proxy contest" to obtain control of the Company's Board. This provision shall expire and terminate upon consummation of the Merger contemplated in the Agreement and Plan of Merger referenced in
Section 1.3.

8.  BOARD RESIGNATION

     On the date of Closing, Seller shall deliver the resignation of H. Lee Combs from the Board of Directors of Company.

9.  MISCELLANEOUS

     9.1. Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Delaware (without reference to the conflict of laws provisions or principles thereof).

     9.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by either party hereto without the prior written consent of the other party. It is contemplated and agreed that Seller may not continue in existence indefinitely after the closing of the transaction contemplated by this Agreement. If Seller's existence is terminated after the closing of the transaction but prior to the expiration of any continuing aspects of the Agreement, Seller's parent corporation, International Speedway Corporation, shall assume all rights, benefits, liabilities and obligations of Seller under this agreement, with the express proviso that International Speedway Corporation shall have no liability under such assumption greater than the consideration paid to Seller for the Shares. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     9.3. Amendment; Waiver. This Agreement shall not be changed, modified or amended in any respect except by the mutual written agreement of the parties hereto. Any provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver.

     9. 4. Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered or facsimile transmitted, or three (3) days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows:

IF TO PURCHASER:    Dover Downs Entertainment, Inc.
                    1131 N. DuPont Highway
                    Dover, DE  19901
                    Attn:  Denis McGlynn
                    President and Chief Executive Officer

     With a copy to:     Klaus M. Belohoubek, Esquire
                         Assistant General Counsel
                         Dover Downs Entertainment, Inc.
                         2200 Concord Pike
                         Wilmington, DE  19803

IF TO SELLER:  H. Lee Combs
                President, Midwest Facility Investments, Inc.
                Senior Vice President, International Speedway Corporation 1801 West International Speedway Blvd.
                Daytona Beach, FL  32114

     With a copy to:     Glenn R. Padgett, Esquire
                         Director of Corporate Compliance
                         International Speedway Corporation
                         1801 West International Speedway Blvd.
                         Daytona Beach, FL  32114

     Any party may change its address for the purposes of this Agreement by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

     9.5. Survival. The representations and warranties of the parties set forth in this Agreement shall survive the Closing; provided, that all such representations and warranties shall expire, terminate and be of no force and effect (or provide the basis for any claim) and no party hereto shall have any obligation to indemnify any other party with respect thereto unless written notice of any claim with respect thereto is received prior to the first anniversary of this Agreement.

     9.6. Severability. Any term or provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     9.7. Headings. The captions, heading and titles herein are for convenience of reference only and shall not effect the construction, meaning or interpretation of this Agreement or any term or provision hereof.

     9.8. Counterparts. This Agreement may be executed through the use of one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, notwithstanding that all parties are not signatories to the same counterpart.

     9.9. Expenses. Each party to this Agreement shall bear their own fees, costs and expenses incurred in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

     9.10. Entire Agreement. Except for written agreements executed on or about the date hereof in connection with the transactions contemplated hereby, this Agreement merges and supersedes any and all prior agreements, understandings, discussions, assurances, promises, representations or warranties among the parties with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the subject matter hereof.

     9.11. Remedies. The Shares are unique chattels and each party to this Agreement shall have the remedies which are available to it for the violation of any of the terms of this Agreement, including, but not limited to, the equitable remedy of specific performance.

     IN WITNESS WHEREOF, Purchaser and Seller have each duly executed this Agreement as of the date first above written.

                              DOVER DOWNS ENTERTAINMENT, INC.


                              By:   /s/ Denis McGlynn
                              ----------------------------------------
                                   Denis McGlynn
                                   President & Chief Executive Officer


                              MIDWEST FACILITY INVESTMENTS, INC.


                              By:   /s/ H. Lee Combs
                              ----------------------------------------
                                   H. Lee Combs
                                   President


     International Speedway Corporation, as the owner of 100% of the capital stock of Seller, does hereby guarantee the performance of Seller under Sections 6 and 7 hereto and agrees to separately join in the undertakings under Section 7 hereto, all subject to the limitations in Section 9.2 hereto.

                              INTERNATIONAL SPEEDWAY CORPORATION


                              By:   /s/ H. Lee Combs
                                   H. Lee Combs
                                   Senior Vice President